EXHIBIT 10.1

JOINT VENTURE AGREEMENT

BY AND BETWEEN

DISTRIBUTED ENERGY SYSTEMS CORP.

AND

MORGAN STANLEY WIND LLC

- i -

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT is dated as of March 7, 2007, by and between Distributed Energy Systems Corp., a Delaware corporation., a Delaware corporation (“DESC”), and Morgan Stanley Wind LLC, a Delaware limited liability company (“MS”). Each capitalized term utilized in this Agreement shall have the meaning ascribed to such term in Article I.

RECITALS

WHEREAS, the parties desire to establish a joint venture for the purposes of (i) the development, structuring and negotiation of proposals for projects utilizing (a) waste-to-energy technology, (b) combined heat and power technology and (c) other alternative energy sources (each a “Project”) and (ii) the making of equity investments in companies that own and operate the Projects and are structured as entities that are classified as partnerships under the Code (each a “Project Company”).

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.01. Definitions. The following terms have the definitions indicated whenever used in this Agreement with initial capital letters:

(A) “Affiliate”: When used with reference to a specified Person, (a) any Person that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the specified Person, (b) any Person who, from time to time, is (i) an officer or director of a specified Person or (ii) a spouse or immediate family relative of a specified Person and (c) any Person which, directly or indirectly, is the beneficial owner of 25% or more of any class of equity securities or other ownership interests of the specified Person or of which the specified Person is directly or indirectly the owner of 25% or more of any class of equity securities or other ownership interests, which definition shall, as applied to DESC, specifically include any officer, director or member of DESC.

(B) “Agreement”: This Joint Venture Agreement, as it may be amended from time to time.

(C) “Bankruptcy”: For purposes of this Agreement, the institution by a referenced Person of a voluntary case in bankruptcy, or the voluntary taking advantage by a referenced Person of any bankruptcy or insolvency law, or the entry of an order, judgment or decree by a court of competent jurisdiction which continues in effect and unstayed for sixty (60) days of such Person as bankrupt or insolvent, or the filing by such Person of any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or the filing by such Person of any answer admitting (or the failure by such Person to make a required responsive pleading to) the material allegations of a petition filed against such Person in any such proceeding or the seeking or consenting to or acquiescence in the judicial appointment of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties or, if within ninety (90) days after the commencement of an involuntary case or action against such Person seeking any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the failure of such case or action to have been dismissed or all orders in proceedings thereunder affecting the operations or the business of such Person stayed, or if the stay of any such order or proceeding thereafter shall be set aside, or, if within ninety (90) days after the judicial appointment without the consent or acquiescence of such Person of any trustee, fiscal agent, receiver or liquidator of such Person or of all or any substantial part of its properties or the insolvency of such Person, such appointment shall not have been vacated, or the making by such Person of a general assignment for the benefit of creditors or the admission in writing by such Person that its assets are insufficient to pay its liabilities as they come due.

(D) “Business Day”: Any day on which banks located in New York, New York are not required or authorized to be closed for the conduct of regular banking business.

(E) “Capital Proportion”: With respect to MS, shall mean 85%, and with respect to DESC, shall mean 15%.

(F) “Code”: The U.S. Internal Revenue Code of 1986, as amended.

(G) “Consent”: The written consent of a Person to do the act or thing for which the Consent is solicited, or the act of granting such Consent, as the context may require.

(H) “Control”: With respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(I) “DESC”: Distributed Energy Systems Corp., a Delaware corporation.

(J) “Development Budget”: A budget for all Initial Development Costs and Post-Approval Development Costs for each Project.

(K) “Effective Date”: Shall mean March 6, 2007, the date on which DESC and MS have executed and delivered this Agreement.

(L) “Effective Time”: Shall mean the time on the Effective Date at which DESC and MS have executed and delivered this Agreement.

(M) “GSP Group”: Shall have the meaning ascribed to such term in Section 3.04.

(N) “Initial Development Costs”: Shall mean, with respect to any Project, costs incurred by DESC or its Affiliates in connection with work performed on such Project prior to the approval by MS, in accordance with Section 3.03(A), of the Proposal regarding such Project, including (i) third party costs, including legal, accounting, engineering, economic consulting and environmental consulting fees and (ii) costs of DESC or its Affiliates (at their prevailing rates) for development services, including in-house engineering and other services, provided that “Development Costs” shall not include any salaries, employee benefits and other fixed costs or expenses of DESC’s or any of its Affiliates’ management and business development and sales personnel.

(O) “Investment”: Any equity investment in any Project.

(P) “Investment Budget”: A budget for each Investment, as determined and jointly prepared by DESC and MS from time to time, where material expenses (particularly third-party expenses) of pursuing such Investment are budgeted.

(Q) “Lower Contribution Request”: Shall have the meaning ascribed to such term in Section 3.03(A).

(R) “MS”: Morgan Stanley Wind LLC, a Delaware limited liability company.

(S) “Non-Public Information”: Shall have the meaning ascribed to such term in Section 6.12.

(T) “Notice”: A writing containing the information required by this Agreement to be communicated to a Person and delivered to such Person pursuant to Section 6.13.

(U) “Parties”: MS and DESC collectively.

(V) “Party”: Each of MS and DESC.

(W) “Person”: Any individual, partnership, corporation, limited liability company, trust or other entity.

(X) “Post-Approval Development Costs”: Shall mean, with respect to any Project, projected costs for work to be performed on such Project following the approval by MS, in accordance with Section 3.03(A), of the Proposal regarding such Project, including (i) third party costs, including legal, accounting, engineering, economic consulting and environmental consulting fees and (ii) costs of DESC or its Affiliates (at their prevailing rates) for development services, including in-house engineering and other services, provided that “Development Costs” shall not include any salaries, employee benefits and other fixed costs or expenses of DESC’s or any of its Affiliates’ management and business development and sales personnel.

(Y) “Project”: Shall have the meaning ascribed to such term in the recitals.

(Z) “Project Company”: Shall have the meaning ascribed to such term in the recitals.

(AA) “Proposal”: Shall have the meaning ascribed to such term in Section 3.03(A).

(BB) “Securities Act”: The U.S. Securities Act of 1933, as amended, and all rules, rulings and regulations promulgated thereunder.

ARTICLE II

COMMITMENTS; CONTRIBUTIONS

2.01. Target Capital Proportions. The Capital Proportions reflect the intended relative proportions as between each Party for purposes of (i) paying expenses and disbursements from time to time in accordance with the provisions of any Investment Budget, (ii) after approval by MS, in accordance with Section 3.03(A), of any Proposal regarding a Project, paying the Initial Development Costs of such Project, (iii) paying, on a monthly basis in accordance with applicable Development Budgets, invoiced Post-Approval Development Costs of Projects and (v) funding Investments approved by MS and DESC.

2.02. Capital Contributions. Following MS’s approval, in accordance with Section 3.03(A), of Proposals regarding Projects, and, in the case of Investments, approval by DESC, the Parties shall make cash capital contributions to the capital of Project Companies in the proportion to their respective Capital

Proportions, provided, that, if MS, in accordance with Section 3.03(A), approves a Lower Contribution Request regarding Initial Development Costs, Post-Approval Development Costs or an Investment, each of the Parties shall make cash capital contributions in accordance with such Lower Contribution Request.

ARTICLE III

RIGHTS AND OBLIGATIONS OF THE PARTIES

3.01. Advisory Services. Unless MS engages one or more third parties to provide administrative and ministerial services to Project Companies, DESC shall provide such services to Project Companies and will be reimbursed by MS at DESC’s prevailing rates for such services.

3.02. DESC Reimbursements. As soon as reasonably practicable after MS’s approval, in accordance with Section 3.03(A), of any Proposal regarding a Project, MS shall reimburse to DESC the Initial Development Costs for such Project.

3.03. Presentation of Opportunities to MS.

(A) Except as provided in Sections 3.04 and 3.05, MS shall, along with DESC, have the exclusive right to finance and develop each potential Project that is generated by or presented to DESC or its Affiliates during the Initial Term and any Renewal Term and that is not prohibited by this Agreement, unless prior approval has been obtained from MS that such Project may be financed or developed by another Person which is not MS or an Affiliate thereof. In order to facilitate review and approval of particular potential financings and developments of Projects, DESC may at any time, following the performance of initial development work for a Project, present to MS a proposal to finance and complete development of a particular proposed Project (a “Proposal”), which proposal shall include, among other items, a Development Budget and any request by DESC to fund Initial Development Costs or to fund the required Investment for such Project other than in the same proportion as its Capital Proportion (a “Lower Contribution Request”). MS shall make and deliver to DESC a written determination as to any such proposal within ten (10) Business Days after delivery to MS by DESC of reasonably sufficient information necessary in order to reach such decision. Any such Project which is not approved for investment or pursuit, as the case may be, by MS in accordance with the preceding sentence shall be treated as an Investment described in Section 3.05. Notwithstanding the foregoing, DESC shall not be obligated to present to MS any opportunity to finance or develop a Project if (a) the customer commissioning the services of DESC or an Affiliate of DESC for such Project has agreed to provide or procure the entire amount of financing required for such Project, provided that neither DESC nor any of its Affiliates participate in such financing, (b) such Project utilizes DESC’s PEM electrolysis technology or (c) DESC has determined in good faith that such Project can not be technically or financially viable.

(B) MS may, but shall not be obligated to, present to DESC any opportunity to finance or develop (in each case, with MS) a Project that is generated by or presented to MS or its Affiliates.

3.04. GSP Right to Pursue Certain Identified Opportunities. MS agrees that the Global Structured Products Group within Morgan Stanley & Co. Incorporated (the “GSP Group”) will only make Investments presented to it by DESC through Project Companies or otherwise in accordance with this Agreement, and the GSP Group will not seek to circumvent the requirements of this provision through any Affiliate. Notwithstanding the foregoing, the GSP Group and its Affiliates may acquire any Investment which constitutes an Identified Opportunity (as defined below) if (i) within five (5) Business Days of the Investment becoming an Identified Opportunity, MS delivers a Notice to DESC that it was, in good faith, aware of and actively considering whether or not to pursue (or had decided to pursue) the Identified Opportunity prior to the time at which it became an Identified Opportunity, or (ii) there has not been, in the reasonable determination of MS, for any period of 180 days after the date such Identified Opportunity became an Identified Opportunity, material action taken by DESC to advance such Identified Opportunity. For purposes of this Section 3.04, an Investment shall be considered to become an “Identified Opportunity” at the time DESC delivers to MS a notice of Identified Opportunity in such form of identification as is mutually agreed upon by DESC and MS.

3.05. Investments by Third Parties. In the event that MS elects not to participate in an Investment (through the procedure set forth in Section 3.03(A) above or otherwise), or elects not to make the entire Investment, DESC and its Affiliates may make such Investment or permit a third party to do so. In the event that DESC or any of its Affiliates elects to approach third parties to make any such Investment, DESC shall provide notice thereof to MS. If MS shall make and deliver to DESC within ten (10) Business Days of such notice a written determination to make the entire amount of the required Investment, DESC and its Affiliates may not seek the participation of any third party in such Investment.

3.06. Other Activities. Subject to Section 3.03, MS and its Affiliates may engage in or possess an interest in other business ventures of every nature and description for their own account, independently or with others, whether or not such other enterprises shall be in competition with any activities of DESC; and DESC shall not have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

3.07. Project Financing.

(A) MS shall have the exclusive right to (i) provide and/or structure, as appropriate, as broker-dealer the project financing, term debt, equipment financing, construction financing, tax equity financing or other financing for any Project, (ii) structure third party equity financing for any Project, (iii) provide investment banking services with respect to any Investment to the extent being pursued by MS and (iv) provide financing for any solar, wind or renewable fuel technology projects developed by DESC or its Affiliates that produce federal tax credits and for which the customer commissioning the services of DESC or an Affiliate of DESC, as applicable, has requested that DESC or an Affiliate of DESC, as applicable, provide or procure the financing. MS may exercise the foregoing rights directly or through an Affiliate, provided that the terms and conditions of such arrangements, including the fees and other compensation charged, shall be no less favorable to the applicable Project Company than the Project Company could arrange on an arm’s-length basis with unrelated third parties.

(B) If any interest rate, equity-related, commodity-related or currency hedges or currency conversions are required in connection with Investments being pursued by MS, MS shall submit a proposal with respect to such transaction and shall be retained by the applicable Project Companies to assist with such transactions on mutually agreeable terms, provided that MS’s proposal shall be no less favorable to the Project Companies than the Project Companies could arrange on an arm’s-length basis with unrelated third parties. In the event an unrelated third party offer is more favorable, MS shall have a period of ten (10) Business Days to match the terms and conditions of such third party offer. Following the expiration of such period, in the event MS does not match such offer, the Project Company may enter into such transaction with the third party.

(C) MS shall have an exclusive right of first refusal to arrange for power off-take in lieu of a power purchase agreement for any Investment.

ARTICLE IV

TERM AND TERMINATION

4.01. Term. This Agreement shall commence on the date hereof and continue for a period of five (5) years from the date hereof (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for a successive twelve (12)-month period (each, a “Renewal Term”) unless any Party shall otherwise notify the other Party in writing at least thirty (30) days prior to the scheduled expiration date of the Initial Term or Renewal Term, as applicable.

4.02. Termination of Agreement. This Agreement may be terminated during the Initial Term or a Renewal Term by:

(A) the mutual consent of MS and DESC;

(B) either Party upon 60 days’ notice to the other Party within 15 days after the first anniversary of the date hereof, if no Projects have been approved by MS by such first anniversary in accordance with Section 3.03(A);

(C) either party upon the Bankruptcy or dissolution of the other Party;

(D) MS upon the occurrence of a material breach of this Agreement by DESC, which breach continues for a period of thirty (30) days following the receipt by DESC of Notice of such material breach from DESC (which Notice shall be sent upon the determination by DESC that such material breach exists), or such longer period (not to exceed an additional forty-five (45) days) as is reasonably necessary under the circumstances to remedy such breach;

(E) DESC upon the occurrence of a material breach of this Agreement by MS, which breach continues for a period of thirty (30) days following the receipt by MS of Notice of such material breach from DESC (which Notice shall be sent upon the determination by DESC that such material breach exists), or such longer period (not to exceed an additional forty-five (45) days) as is reasonably necessary under the circumstances to remedy such breach; and

(F) MS upon the occurrence of (i) a change of Control of DESC or (ii) a material breach of that certain Warrant Agreement, dated the date hereof, by and between DESC and MS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARTIES; CERTAIN AGREEMENTS

5.01. Representations and Warranties of MS. MS represents, warrants and covenants that as of the Effective Time:

(A) MS is a duly formed and validly existing limited liability company under the laws of the State of Delaware, with full power and authority to perform its obligations herein.

(B) MS is a wholly-owned subsidiary of Morgan Stanley.

(C) This Agreement has been duly authorized, executed and delivered by MS and, upon due authorization, execution and delivery by DESC, will constitute the valid and legally binding agreement of MS enforceable in accordance with its terms against MS.

5.02. Representations and Warranties of DESC. DESC represents, warrants and covenants that as of the Effective Time:

(A) DESC is a duly formed and validly existing corporation under the laws of the State of Delaware, with full power and authority to perform its obligations herein.

(B) This Agreement has been duly authorized, executed and delivered by DESC and, upon due authorization, execution and delivery by MS, will constitute the valid and legally binding agreement of DESC enforceable in accordance with its terms against DESC.

5.03. Project Companies. Each Project Company shall (a) own and operate only one Project and (b) own and control all development assets, including all development rights, permits, easements, conveyances, leases, contracts and bids, associated with such Project, provided that, prior to the formation of a Project Company, all associated development assets may be owned and controlled by DESC. A Project Company may be wholly-owned by MS and DESC collectively (including Affiliates thereof) or may have one or more additional equity investors, including customers or other Persons introduced by MS and seeking to participate in an Investment in such Project Company. As the Projects progress, the Parties agree to work together in good faith to establish more formal procedures and policies to guide their working relationship under this Agreement and to develop fair and appropriate governance structures and policies for the Project Companies.

5.04. EPC and O&M Services. DESC shall have the exclusive right to provide to each Project Company (i) engineering, procurement and construction services pursuant to an EPC Contractor Services Agreement and (ii) operations and maintenance services pursuant to an O&M Contract Services Agreement, provided that the terms and conditions of such arrangements, including the fees and other compensation charged, shall be no less favorable to such Project Company than the Project Company could arrange on an arm’s-length basis with unrelated third parties. If DESC shall elect not to provide such services to a Project Company, such Project Company may enter into an agreements with a third party for the provision of such services to such Project Company.

ARTICLE VI

MISCELLANEOUS

6.01. Validity. Each provision of this Agreement shall be considered separate and, if for any reason, any provision(s) which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Agreement which are otherwise valid. To the extent legally permissible, the parties shall substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.

6.02. Applicable Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, without regard to the principles of conflict of laws provisions thereof.

6.03. Binding Agreement. This Agreement and all terms, provisions and conditions hereof shall be binding upon the Parties, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns.

6.04. Headings. All Section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.

6.05. Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require. All references to Articles, Sections and Schedules refer to the Articles, Sections and Schedules in or attached to this Agreement except where the context makes clear a reference to another source.

6.06. Counterparts. This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.

6.07. Entire Agreement. This Agreement (including the Schedules), and any other written agreements between DESC and MS, contains the entire understanding among the Parties and supersede all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein.

6.08. No Third Party Rights. This Agreement is intended solely for the benefit of the parties hereto and, except as expressly provided to the contrary in this Agreement (including those provisions which are for the benefit of the Indemnified Parties), is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.

6.09. Consequential Damages. Notwithstanding any provision in this Agreement to the contrary, to the fullest extent permitted by law, no Party or any Affiliate thereof shall be liable to any other Party or to their respective Affiliates under this Agreement for consequential, incidental, special, indirect or punitive damages of any nature, including lost profits or revenues, the cost of capital or lost business opportunity. The Parties intend that the waivers and disclaimers of liability, releases from liability, and limitations and apportionments of liability expressed herein shall apply, whether in contract or in tort, even in the event of the application of strict liability or in the event of the fault or negligence (in whole or in part) of or breach of contract by a Party or its Affiliate released or whose liability is waived, disclaimed, limited, apportioned or fixed, and shall extend to such Party’s Affiliates and its and their constituent partners, shareholders, directors, officers, employees, representatives and agents. The Parties also intend and agree that such provisions shall continue in full force and effect notwithstanding the termination, suspension, cancellation or rescission of this Agreement.

6.10. Public Announcements; Press Releases. Except as required by law, DESC shall not, and DESC shall procure that none of its Affiliates shall, issue any press release or otherwise make public any information with respect to the subject matter of this Agreement nor the transactions contemplated hereby, without the prior written consent of MS.

6.11. Payment of Expenses. Except as otherwise provided in this Agreement, the parties to this Agreement shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel and financial advisors.

6.12. Confidentiality. Each Party shall maintain the confidentiality of “Non-Public Information,” provided, that such Party may disclose “Non-Public Information” to its Affiliates, officers, employees, agents, professional consultants and regulators. As used in this Section 6.12, “Non-Public Information” means information regarding MS or DESC (including information regarding any Person in which the Parties contemplate acquiring, any Investment) received by a Party pursuant to this Agreement, but does not include information that (A) was publicly known at the time a Party receives such information pursuant to this Agreement, (B) subsequently becomes publicly known through no act or omission by a Party or (C) is communicated to the Parties by a third party free of any obligation of confidence known to the Parties.

6.13. Notices. Any notice, demand, offer, or other instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the Party giving such notice and shall, to the extent reasonably practicable, be sent by telecopy, and if not reasonably practicable to send by telecopy, then by hand delivery, overnight courier, telegram or certified mail (return receipt requested), to the other parties at the addresses set forth below:

(a)	If to DESC, to it at:

Distributed Energy Systems Corp.
10 Technology Drive
Wallingford, CT 06492
Attention: Peter Tallian Telephone: (203) 678-2148 Fax: (203) 678-2284

(b)	If to MS, to it at:

Morgan Stanley Wind LLC
1585 Broadway, floor 04 Attention: Edward Levin Telephone: (212) 761-5979
Fax: (212) 507-3116

A notice shall be deemed given and received effectively (i) upon personal delivery, (ii) if sent by facsimile when confirmation of transmission is received or, if such confirmation is received on a day other than a Business Day, on the next Business Day, (iii) if delivered by overnight courier, on the next Business Day after delivery to the overnight courier service and (iv) if sent by registered or certified mail, three (3) Business Days after delivery to the United States postal service; provided, however, that any written communication containing such information actually received by a Person shall constitute notice for all purposes of this Agreement.

6.14. Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party.

6.15. No Authority. Neither Party shall have any power or authority to bind the other Party or to sign any agreement or document in the name of the other Party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Time.

DISTRIBUTED ENERGY SYSTEMS CORP.

By:	/s/ Ambrose L. Schwallie 03/07/07
Name:	Ambrose L. Schwallie
Title:	Chief Executive Officer

MORGAN STANLEY WIND LLC

By:	/s/ Aaron Lubowitz
Name:	Aaron Lubowitz
Title:	Managing Director